AMENDED AND RESTATED

                        AGREEMENT AND PLAN OF MERGER

                                     among

                          MUELLER INDUSTRIES, INC.,

                          MUELLER ACQUISITION CORP.

                                     and

                          HALSTEAD INDUSTRIES, INC.

                        Dated as of October 30, 1998

                              TABLE OF CONTENTS
                                                                        Page
ARTICLE I.  DEFINITIONS                                                   7

ARTICLE II.  THE MERGER                                                  12

Section 2.1.  The Merger                                                 12
Section 2.2.  Effective Date of the Merger                               12

ARTICLE III.  THE SURVIVING CORPORATION                                  12

Section 3.1.  Certificate of Incorporation                               12
Section 3.2.  By-Laws                                                    12
Section 3.3.  Board of Directors; Officers                               13
Section 3.4.  Effects of Merger                                          13

ARTICLE IV.  CONVERSION OF SHARES                                        13

Section 4.1.  Exchange Ratio                                             13
Section 4.2.  Exchange of Certificates                                   14
Section 4.3.  Lost, Stolen or Destroyed Certificates                     15
Section 4.4.  Closing of the Company's Transfer Books                    15
Section 4.5.  Closing                                                    15

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY                16

Section 5.1.  Corporate Organization                                     16
Section 5.2.  Qualification to Do Business;
               Authorization and Validity of Agreement                   16
Section 5.3.  No Conflict or Violation                                   16
Section 5.4.  Consents and Approvals                                     17
Section 5.5.  Capital Stock and Related Matters                          17
Section 5.6.  Subsidiaries and Equity Investments                        17
Section 5.7.  Financial Statements                                       18
Section 5.8.  Absence of Certain Changes or Events                       18
Section 5.9.  Tax Matters                                                20
Section 5.10.  Absence of Undisclosed Liabilities                        20
Section 5.11.  Owned Real Property                                       21
Section 5.12.  Leases                                                    23
Section 5.13.  Assets of the Company                                     25
Section 5.14.  Intellectual Property; Intangible Assets                  25
Section 5.15.  Licenses and Permits                                      26
Section 5.16.  Compliance with Law                                       26
Section 5.17.  Litigation                                                27
Section 5.18.  Contracts                                                 27
Section 5.19.  Inventories                                               28
Section 5.20.  Employee Plans                                            28
Section 5.21.  Small Business Corporation                                30
Section 5.22.  Insurance                                                 30
Section 5.23.  Transactions with Directors, Officers and Affiliates      31
Section 5.24.  Receivables                                               31
Section 5.25.  Labor Matters                                             31
Section 5.26.  Environmental Matters                                     32
Section 5.27.  Products Liability                                        34
Section 5.28.  Company Action                                            34
Section 5.29.  MSOP                                                      35
Section 5.30.  Accuracy of Information                                   35

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF PARENT.                   35

Section 6.1.  Corporate Organization                                     35
Section 6.2.  Qualification to Do Business                               35
Section 6.3.  Authorization and Validity of Agreement                    35
Section 6.4.  No Conflict or Violation                                   36
Section 6.5.  Consents and Approvals                                     36
Section 6.6.  Confirmation of Representations and
               Warranties of Merger Sub                                  36

ARTICLE VII.  REPRESENTATIONS AND WARRANTIES OF MERGER SUB.              36

Section 7.1.  Corporate Organization                                     37
Section 7.2.  Qualification to Do Business                               37


Section 7.3.  Authorization and Validity of Agreement                    37
Section 7.4.  No Conflict or Violation                                   37
Section 7.5.  Consents and Approvals                                     37
Section 7.6.  Capitalization of Merger Sub                               37

ARTICLE VIII.  REPRESENTATIONS AND WARRANTIES OF THE
                COMPANY REGARDING THE ESOP                               38

Section 8.1.  ESOP Trustee                                               38
Section 8.2.  Legal Counsel; Independent Financial Advisor               38
Section 8.3.  Opinion of Financial Advisor                               38
Section 8.4.  ESOP Loans                                                 38

ARTICLE IX.  COVENANTS OF THE COMPANY.                                   38

Section 9.1.  Conduct of Business Before the Closing Date                38
Section 9.2.  Consents and Approvals                                     41
Section 9.3.  Negotiations                                               41
Section 9.4.  Best Efforts                                               42
Section 9.5.  Notice of Breach                                           42
Section 9.6.  ESOP Voting Procedures                                     42
Section 9.7.  Small Business Corporation                                 42
Section 9.8.  Directors                                                  42

ARTICLE X.  COVENANTS OF THE PARENT AND MERGER SUB.                      43

Section 10.1.  Actions Before Effective Date                             43
Section 10.2.  Consents and Approvals                                    43
Section 10.3.  Repayment of ESOP Advance; Termination of the ESOP        44
Section 10.4.  Benefits to Company Employees                             44
Section 10.5.  Voting of Company Common Stock                            45

ARTICLE XI.  ADDITIONAL COVENANTS OF THE PARTIES.                        45

Section 11.1.  Assistance in Consummation of the Merger                  45
Section 11.2.  Proxy Statement                                           46
Section 11.3.  Company Meeting                                           46
Section 11.4.  Transfer Taxes                                            46
Section 11.5.  Indemnification; Directors' and Officers' Insurance       46
Section 11.6.  Access to Properties and Records; Confidentiality         48

ARTICLE XII.  MUTUAL CONDITIONS                                          49

Section 12.1.  Stockholder Approval                                      49
Section 12.2.  HSR Act                                                   49

ARTICLE XIII.  CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY.       49

Section 13.1.  Representations and Warranties of Parent and Merger Sub   49
Section 13.2.  Performance of the Obligations of Parent and Merger Sub   49
Section 13.3.  No Violation of Orders                                    49
Section 13.4.  Opinion of Counsel                                        50
Section 13.5.  Legal Matters                                             50

ARTICLE XIV.  CONDITIONS PRECEDENT TO PERFORMANCE BY
               PARENT AND MERGER SUB.                                    50

Section 14.1.  Representations and Warranties of the Company             50
Section 14.2.  Performance of the Obligations of the Company             50
Section 14.3.  Company Payments                                          50
Section 14.4.  No Violation of Orders                                    51
Section 14.5.  Opinion of Counsel                                        51
Section 14.6.  Legal Matters                                             51

ARTICLE XV.  TERMINATION.                                                51

Section 15.1.  Conditions of Termination                                 51
Section 15.2.  Effect of Termination                                     52

ARTICLE XVI.  SURVIVAL.                                                  52

Section 16.1.  Survival of Representations and Warranties                52

ARTICLE XVII.  MISCELLANEOUS.                                            52

Section 17.1.  Successors and Assigns                                    52
Section 17.2.  Governing Law, Jurisdiction                               52
Section 17.3.  Expenses                                                  52
Section 17.4.  Broker's and Finder's Fees                                53
Section 17.5.  Severability                                              53
Section 17.6.  Notices                                                   53
Section 17.7.  Amendments; Waivers                                       54
Section 17.8.  Public Announcements                                      54
Section 17.9.  Entire Agreement                                          54
Section 17.10.  Parties in Interest                                      54
Section 17.11.  Scheduled Disclosures                                    55
Section 17.12.  Section and Paragraph Headings                           55
Section 17.13.  Counterparts                                             55

                             INDEX TO SCHEDULES

5.2         Qualifications
5.3         Conflicts or Violations
5.4         Consents, Waivers, Authorizations and Approvals
5.5         Share Ownership
5.6         Equity Investments
5.8         Material Changes or Events
5.9         Tax Matter Exceptions
5.10        Undisclosed Liabilities
5.11        Owned Real Property
5.12        Leases
5.14        Intellectual Property and Intangible Assets
5.15        Licenses, Permits and Governmental Approvals
5.17        Litigation
5.18        Contracts
5.20(a)     Employee Plans
5.20(d)     Pension Plans
5.20(g)     Post-Retirement Benefits
5.20(l)     Performance of Agreements
5.22        Insurance
5.23        Transactions with Directors, Officers and Affiliates
5.24        Receivables
5.25(a)     Employment Agreements or Contracts
5.25(b)     Exceptions to Compliance with Employment Laws
5.26        Environmental Matters
5.27        Products Liability
10.4        Severance Policy
14.3        Company Payments

                              INDEX TO EXHIBITS

A     Form of Opinion of Parent's General Counsel
B     Form of Opinion of Counsel to the Company

              AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the
"Agreement"), dated as of October 30, 1998, by and among Mueller
Industries, Inc., a Delaware corporation ("Parent"), Mueller
Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Halstead Industries, Inc., a Delaware corporation (the "Company").

                            W I T N E S S E T H:

     WHEREAS, on the date hereof, Merger Sub is acquiring 2,041 shares of Company Common Stock (as defined herein) constituting
[58.16]% of the Company Common Stock outstanding on the date of this Agreement and, in connection with such purchase, Halstead is electing one designee of Parent to the Board of Directors (as defined herein) and each committee of the Board of Directors;

     WHEREAS, Parent and the Company desire to effect a business combination by means of the merger of Merger Sub with and into the Company;

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, the price paid by Merger Sub for each share of Company Common Stock purchased by Merger Sub on the date hereof is the same as the price for each share of Company Common Stock to be paid in the Merger;

     WHEREAS, Parent, Merger Sub and the Company are parties to an Agreement and Plan of Merger, dated as of August 7, 1998 (the
"Original Merger Agreement");

     WHEREAS, Parent, Merger Sub and the Company have agreed to amend and restate the Original Merger Agreement as set forth herein;

     WHEREAS, Parent has afforded the Company, the ESOP (as defined herein), and the representatives of the Company and the ESOP access to Parent's properties, books, contracts, commitments, files and records to the extent requested by such Persons (as defined herein) for the purpose of permitting the Company, the ESOP and the financial advisor to the ESOP to evaluate the consideration to be received by the Company's stockholders, including the ESOP Participants (as defined herein); and

     WHEREAS, the Company has afforded and has agreed herein to continue to afford Parent, Merger Sub and their representatives access to the Company's properties, books, Contracts (as defined herein), commitments and files and records.

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                 ARTICLE I.

                                 DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     "Agreement" -- See Preamble hereto;

     "Affiliates" shall have the meaning set forth in Rule 12b-
2 under the Securities Exchange Act of 1934, as amended;

     "Board of Directors" -- See Section 9.8;

     "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks in the States of New York, North Carolina or Tennessee are not required or authorized to close;

     "Certificate of Merger" -- See Section 2.2;

     "Certificates" -- See Section 4.2(b);

     "Closing" -- See Section 4.5;

     "Closing Date" -- See Section 4.5;

     "Code" shall mean the Internal Revenue Code of 1986, as amended;

     "Company" -- See Preamble hereto;

     "Company Common Stock" -- See Section 4.1;

     "Company Meeting" -- See Section 11.2;

     "Contracts" shall mean, collectively, the Leases, Purchase
Orders, Sales Orders and Other Contracts, including, without limitation, those described in Section 5.18 hereto;

     "Controlled Group" -- See Section 5.20(a);

     "December 31, 1997 Balance Sheet" shall mean the audited balance sheet of the Company as of December 31, 1997 audited by Arthur Andersen LLP;

     "DGCL" -- See Section 3.4;

     "Dissenting Shares" -- See Section 4.1(d);

     "Dissenting Stockholder" -- See Section 4.1(d);

     "Effective Date" -- See Section 2.2;

     "Environmental Claim" -- See Section 5.26(g);

     "Environmental Laws" shall mean any federal, state, or
local statute, regulation, ordinance, order, decree, or other requirement of law relating to protection of the environment or to the identification, transportation, handling, discharge, emission, treatment, storage, or disposal of any pollutant, contaminant, hazardous or soiled waste, or any hazardous or toxic substance or material. Without limiting the generality of the foregoing, Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.; the Resource Conservation and
Recovery Act, 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Clean Air Act, 42 U.S.C.
 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. 261 et seq.; the Safe Drinking Water Act, 42 U.S.C. 43000(f) et seq.; the
Occupational Safety and Health Act, 29 U.S.C.   651 et seq.; and
the Hazardous Materials Transportation Act, 49 U.S.C.   1802 et
seq.; each as amended, together with the regulations promulgated thereunder, permits issued thereunder, and analogous state and local statutes, regulations and ordinances;

     "Equipment and Machinery" shall mean all the equipment, machinery, furniture, fixtures and improvements, supplies and vehicles owned, leased or used by the Company;

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended;

     "ESOP" shall mean the Employee Stock Ownership Plan of
Halstead Industries, Inc., originally effective January 1, 1976 and as amended through and following the date of this Agreement;

     "ESOP Advance" -- See Section 10.3;

     "ESOP Lender" shall mean First Union National Bank of
North Carolina;

     "ESOP Loan Agreements" shall mean (i) the Loan Agreement dated as of June 14, 1990 and as amended by the First Amendment thereto, dated July 10, 1996, and the Pledge Agreement, Guaranty Agreement and other ancillary documents related thereto and (ii) the Loan Agreement dated May 30, 1997, and the Pledge Agreement, Guaranty Agreement and other ancillary documents related thereto;

     "ESOP Loans" shall mean those outstanding loans to the ESOP Trust from the ESOP Lender pursuant to the ESOP Loan
Agreements;

     "ESOP Participants" shall mean those persons having an account balance under the ESOP;

     "ESOP Trust" shall mean the trust established by the ESOP
Trust Agreement;

     "ESOP Trust Agreement" shall mean the Employee Stock
Ownership Trust of Halstead Industries, Inc., dated December 30,
1994 and as amended through and following the date of this Agreement;

     "ESOP Trustee" shall mean First Commercial Trust Company
(Little Rock, Arkansas), the trustee of the ESOP Trust;

     "Excluded Shares" -- See Section 4.1(a);

     "Financial Statements" -- See Section 5.7;

     "Fixed Asset Workpapers" -- See Section 5.13;

     "GAAP" shall mean generally accepted accounting principles in the United States;

     "Governmental Entity" shall mean any federal, state or foreign governmental or public body, agency or authority;

     "Hazardous Substance" -- See Section 5.26(d);

     "HSR Act" -- See Section 6.5;

     "Indemnified Liabilities" -- See Section 11.5;

     "Indemnified Parties" -- See Section 11.5;

     "Independent Directors" -- See Section 9.8;

     "Intangible Assets" shall mean all intangible personal property rights, including, without limitation, all rights on the part of the Company to proceeds of any insurance policies and all claims on the part of the Company for recoupment, reimbursement and coverage under any insurance policies and all goodwill of the Company, including, without limitation, those items listed in
Schedule 5.14 hereto;

     "Intellectual Property" shall mean all of the following owned by, issued to or licensed to the Company: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works (including, without limitation, all software developed by the Company), all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including object code, source code, data and related documentation); (vii) all Internet Websites, including domain name registrations and content and software included therein; (viii) all other proprietary rights; (ix) all rights to recover for past infringements of any of the foregoing; and (x) all copies and tangible embodiments thereof (in whatever form or medium); including, without limitation, those items listed in Schedule 5.14 hereto;

     "Leased Real Property" -- See Section 5.12;

     "Leases" -- See Section 5.12;

     "Licenses and Permits" -- See Section 5.15;

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction;

     "Loan Suspense Account" shall mean the "Loan Suspense
Account" as defined in the ESOP;

     "Merger" -- See Recitals hereto;

     "Merger Sub" -- See Preamble hereto;

     "Merger Sub-Owned Shares" -- See Section 5.5;

     "MSOP" shall mean the Management Stock Ownership Plan of
Halstead Industries, Inc., in effect for the period January 1, 1989 through October 26, 1998;

     "MSOP Administration Committee" shall mean the "Administration Committee" as defined in the MSOP;

     "MSOP Participants" shall mean those persons having an account balance under the MSOP;

     "MSOP Trust" shall mean the trust established by the MSOP
Trust Agreement;

     "MSOP Trust Agreement" shall mean the Management Stock
Ownership Trust of Halstead Industries, Inc., in effect for the period January 1, 1989 through October 26, 1998;

     "Multiemployer Plans" -- See Section 5.20(e);

     "NLRB" -- See Section 5.25(b);

     "Occurrence" -- See Section 5.27(b);

     "Original Merger Agreement" -- See Recitals hereto;

     "Other Contracts" shall mean all Equipment and Machinery leases, and all indentures, loan agreements, security agreements, partnership or joint venture agreements, license agreements, maintenance contracts, service contracts, employment, commission and consulting agreements, suretyship contracts, letters of credit, reimbursement agreements, distribution agreements, contracts or commitments limiting or restraining the Company from engaging or competing in any lines of business or with any Person, documents granting the power of attorney with respect to the affairs of the Company, agreements not made in the ordinary course of business of the Company, options to purchase any assets or property rights of the Company, working capital maintenance or other form of guaranty agreements, and all other agreements to which the Company is a party, but excluding Leases, Purchase Orders, Sales Orders and Plans;

     "Owned Real Property" -- See Section 5.11;

     "Parent" -- See Preamble hereto;

     "Parties" shall mean Parent, Merger Sub and the Company;

     "Pension Plan" -- See Section 5.20(d);

     "Per Share Amount" -- See Section 4.1(b);

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity;

     "Plans" -- See Section 5.20(a);

     "Post-Retirement Benefits" -- See Section 5.20(g);

     "Product Liability Lawsuits" -- See Section 5.27(a);

     "Products" -- See Section 5.27(a);

     "Proxy Statement" -- See Section 11.2;

     "Purchase Orders" shall mean all the Company's outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used in its businesses;

     "Retrofits" -- See Section 5.27(a);



     "Sales Orders" shall mean all the Company's sales orders, contracts or other commitments to purchasers of goods and services of its businesses;

     "Securities Act" shall mean the Securities Act of 1933, as amended;

     "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries;

     "Surviving Corporation" -- See Section 2.1;

     "Tax Return" shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes;

     "Taxes" shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not; and "Tax" shall mean any one of them;

     "Welfare Plan" -- See Section 5.20(c).

                                 ARTICLE II.

                                 THE MERGER

     Section 2.1. The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 2.2), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

     Section 2.2.  Effective Date of the Merger.   The Merger shall
become effective at the date and time (the "Effective Date") when a properly executed Certificate of Merger (the "Certificate of Merger") is duly filed with the Secretary of State of the State of Delaware. The Parties shall cause the Certificate of Merger to be executed and filed as aforesaid on the Closing Date upon the satisfaction or waiver of the conditions contained in Articles XII, XIII and XIV hereto.

                                ARTICLE III.

                          THE SURVIVING CORPORATION

     Section 3.1. Certificate of Incorporation. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended as provided therein or by law.

     Section 3.2. By-Laws. The By-Laws of the Company as in effect on the Effective Date shall be the By-Laws of the Surviving Corporation, and thereafter may be amended as provided therein or by law.

     Section 3.3. Board of Directors; Officers. The directors of Merger Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     Section 3.4. Effects of Merger. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL").

                                 ARTICLE IV.

                            CONVERSION OF SHARES

     Section 4.1. Exchange Ratio. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of any common stock, $.10 par value, of the Company ("Company Common
Stock"):

     (a) All shares of Company Common Stock issued and outstanding immediately prior to the Effective Date which are held by the Company, and any shares of Company Common Stock issued and outstanding immediately prior to the Effective Date owned by Parent, Merger Sub or any other Subsidiary of Parent (other than Mueller Streamline Co.), shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist ("Excluded Shares").

     (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Date (other than Excluded Shares and any Dissenting Shares (as defined in Section 4.1(d)) shall be canceled and extinguished and be converted into the right to receive an amount per share (the "Per Share Amount") determined by dividing (A) $39,636,000 less 41.84% of the amount of expenses incurred by the Company for all services rendered, and expenses advanced, in connection with the Merger by the Company's and the ESOP's and MSOP's accountants, attorneys and financial advisors prior to the Closing Date to the extent that such expenses shall exceed $800,000 by (B) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Date, other than Excluded Shares, in cash payable to the holder thereof, without interest.

     (c) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

     (d) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Person (a "Dissenting Stockholder") who duly demands appraisal of his shares of Company Common Stock pursuant to the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Company Common Stock to demand appraisal of their shares in connection with the Merger ("Dissenting Shares") shall not be converted as described in Section 4.1(b) but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Stockholder as provided in the DGCL. If, however, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, each of his shares shall be deemed to be converted as of the Effective Date into the right to receive the Per Share Amount without interest. The Company shall give Parent (i) prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     Section 4.2.  Exchange of Certificates.

     (a) On or prior to the Effective Date, Parent shall have on deposit for the benefit of holders of Company Common Stock the aggregate consideration to which such holders shall be entitled at the Effective Date pursuant to Section 4.1(b).

     (b) Each holder of a certificate or certificates ("Certificates") representing any shares of Company Common Stock canceled upon the Merger pursuant to Section 4.1(b) may thereafter surrender such Certificates to Parent, as agent for such holder, to effect the surrender of such Certificates on such holder's behalf for a period ending six months after the Effective Date. Prior to the date hereof, Parent has provided the Company for distribution to holders of record of shares of Company Common Stock on the record date for the Company Meeting and will provide the Company for distribution to the holders of record of shares of Company Common Stock on the Effective Date who were not also holders of record on the record date of the Company Meeting the appropriate materials to facilitate such surrender. Upon surrender of a Certificate not later than four (4) Business Days prior to the Effective Date, Parent shall on the Effective Date to pay the holder of such Certificate in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of shares of Company Common Stock represented by such Certificate. Upon surrender of a Certificate later than four (4) Business Days prior to the Effective Date, Parent will, after the Effective Date, promptly pay the holder of such Certificate in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of shares of Company Common Stock represented by such Certificate. No interest shall accrue or be paid on any cash payable upon the surrender of Certificates which immediately before the Effective Date represented outstanding shares of Company Common Stock. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Excluded Shares) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

     (c) If payment of cash in respect of canceled shares of Company Common Stock is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Parent any transfer or other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

     (d) Until surrendered for exchange pursuant to Section
4.2(b), Certificates representing shares of Company Common Stock shall represent solely the right to receive payment of the aggregate Per Share Amount relating thereto, without any interest thereon. If any Certificates representing shares of Company Common Stock entitled to payment pursuant to Section 4.1(b) shall not have been surrendered for such payment prior to such date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental agency or other Governmental Entity, such shares of Company Common Stock shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof. Notwithstanding the foregoing, no Party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable escheat laws.

     (e) The Per Share Amount paid in the Merger to the holder of shares of Company Common Stock shall be net in cash, subject to reduction only for any applicable federal back-up withholding taxes or, as set forth in Section 4.2(c), Taxes payable by such holder.

     Section 4.3.  Lost, Stolen or Destroyed Certificates.
In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such Certificate.

     Section 4.4. Closing of the Company's Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such Certificate as provided in this Article IV.

     Section 4.5. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York
10019, at 9:00 A.M. local time on the day which is the second
Business Day after the day on which the last of the conditions set forth in Articles XII, XIII and XIV is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree in writing (the "Closing Date").

                                 ARTICLE V.

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as follows:

     Section 5.1. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as now conducted. Copies of the Certificate of Incorporation and By-Laws of the Company, with all amendments thereto to the date hereof, have been furnished to Parent or its representatives, and such copies are accurate and complete.

     Section 5.2. Qualification to Do Business; Authorization and Validity of Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it makes such qualification necessary. Schedule 5.2 sets forth all jurisdictions in which the Company is qualified to do business. The Company has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of the Company's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Company, and (except for the approval of the holders of the Company Common Stock as contemplated by Section 12.1) no other corporate proceedings on the part of the Company are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Company and constitutes the Company's valid and binding obligation, enforceable against the Company in accordance with its terms.

     Section 5.3.  No Conflict or Violation.  Except as set forth on
Schedule 5.3, and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 5.4 are duly and timely obtained or made and the approval of the Merger and this Agreement by the holders of Company Common Stock has been obtained, the execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Company, or (v) result in the cancellation, modification, revocation or suspension of any of the

Licenses and Permits, other than, in the case of (iii), (iv) and (v) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a material adverse effect on the Company or its business as now conducted, materially impair the ability of the Company to perform its obligations thereunder or have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

     Section 5.4. Consents and Approvals. Schedule 5.4 sets forth a true and complete list of each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except where the failure to obtain any such consent, waiver, authorization or approval or to make such declaration of filing would not have a material adverse effect on the Company or its business as now conducted or have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

     Section 5.5.  Capital Stock and Related Matters.  As
of the date hereof, the authorized capital stock of the Company consists of 12,000 shares of Company Common Stock, of which 10,970 shares are issued (7,461 shares of Company Common Stock are held as treasury stock and 3,509 shares of Company Common Stock are outstanding). Schedule 5.5 sets forth the names of the beneficial and record owners of the Company Common Stock and the number of shares held by each such owner. The shares of Company Common Stock being purchased by Merger Sub on the date hereof (the "Merger Sub-Owned Shares") constitute a majority of the issued and outstanding shares of Company Common Stock. The Company Common Stock has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth above or on Schedule 5.5, no shares of Company Common Stock are outstanding; the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     Section 5.6.  Subsidiaries and Equity Investments.
The Company has no Subsidiaries.  Except as set forth on Schedule
5.6, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

     Section 5.7. Financial Statements. The Company has heretofore furnished to Parent (a) copies of the audited balance sheets of the Company as of December 31, 1996 and 1997 audited by Arthur Andersen LLP, together with the related audited statements of operations and cash flows for the fiscal years then ended and the notes thereto, accompanied by the reports thereon of such public accountants, and
(b) copies of the balance sheet of the Company as of June 26, 1998, together with the related unaudited statements of operations and cash flows for the period then ended (all the financial statements referred to in clauses (a) and (b) above being hereinafter collectively referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) present fairly the financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to typical accrual practices consistent with past practice and to normal year-end audit adjustments consistent with prior periods), (iii) are complete, correct and in accordance with the books of account and records of the Company, (iv) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes and
(v) reflect accurately in all material respects all costs and expenses of the Company.

     Section 5.8.  Absence of Certain Changes or Events.

     (a)   Except as set forth on Schedule 5.8, since December
31, 1997, there has not been:

           (i) any material adverse change in the business of the Company, or any event that has had a material adverse effect on the foregoing, except for any material adverse effect resulting from general economic conditions including, but not limited to, reductions in product margins;

           (ii) any material loss, damage, destruction or other casualty to the assets or properties of the Company;

           (iii) any change in any method of accounting or accounting practice of the Company; or

           (iv)  any loss of the employment, services or
   benefits of any key employee of the Company.

     (b) Since December 31, 1997, the Company has operated in the ordinary course of its businesses consistent with past practice and, except as set forth on Schedule 5.8 hereto, has not:

           (i)  incurred any material obligation or liability
   (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice;

           (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights;

           (iii) mortgaged, pledged or subjected to any Lien any of its assets, properties or rights, except for mechanics'

   Liens and Liens for Taxes not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights;

           (iv) sold or transferred any of its assets or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

           (v)  disposed of any patents, trademarks or
   copyrights or any patent, trademark or copyright applications;

           (vi)  defaulted on any material obligation;

           (vii) entered into any transaction material to its business, except in the ordinary course of business consistent with past practice;

           (viii) written down the value of any inventory or written off as uncollectible any of its accounts receivable or any portion thereof not reflected in the December 31, 1997
   Balance Sheet;

           (ix) granted any increase in the compensation or benefits of its employees other than increases in accordance with past practice or entered into any employment or severance agreement or arrangement with any of them;

           (x) made any capital expenditure in excess of $25,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

           (xi)  laid off any of its employees;

           (xii) incurred any obligation or liability for the payment of severance benefits;

           (xiii) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so; or

           (xiv)  entered into any agreement or made any
   commitment to do any of the foregoing.

     Section 5.9.  Tax Matters.  Except as disclosed on Schedule 5.9,
(i) the Company has filed when due all Tax Returns required by applicable law to be filed and the Company has paid all Taxes required to be paid in respect of the periods covered by such Tax Returns; (ii) the information contained in such Tax Returns is true, complete and accurate; (iii) Taxes of the Company for periods ending on or before the Closing Date (whether or not shown on any Tax Return), if required to have been paid, have been paid (except for Taxes which are being contested in good faith); (iv) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor, to the knowledge of the Company, is there any claim for additional Tax or assessment asserted by any Tax authority; (v) any liability of the Company for Taxes that are not yet due and payable, or which are being contested in good faith, have been provided for in the financial statements of the Company in accordance with GAAP;
(vi) to the knowledge of the Company, since January 1, 1997, no claim has been made by any Tax authority in a jurisdiction where the Company does not currently file a Tax Return that either it is or may be subject to Tax by such jurisdiction, nor to the knowledge of the Company, is any such assertion threatened; (vii) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company; (ix) none of the assets, properties or rights of the Company are "tax-exempt use property" within the meaning of Section 168(h) of the Code; (x) none of the assets, properties or rights of the Company include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue
Code of 1954; (xi) there is no Lien affecting any of the assets, properties or rights of the Company that arose in connection with any failure or alleged failure to pay any Tax; (xii) the Company has not filed any agreement or consent under Section 341(f) of the Code;
(xiii) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (xiv) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company; (xv) the Company has not been a United
States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvi) the Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

     Section 5.10.  Absence of Undisclosed Liabilities.
Except as set forth on Schedule 5.10, to its knowledge, the Company has no indebtedness or liability, absolute or contingent, which is not shown or provided for on the December 31, 1997 Balance Sheet other than liabilities as shall have been incurred or accrued in the ordinary course of business since December 31, 1997. Except as shown in the December 31, 1997 Balance Sheet or on Schedule 5.10, the Company is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

     Section 5.11.  Owned Real Property.

     (a) Schedule 5.11 sets forth a complete and accurate description of all real property owned by the Company (the "Owned
Real Property"), including the recorded metes and bounds or other recorded description of each land parcel.

     (b) The Company has good and marketable title in fee simple to the Owned Real Property and the Owned Real Property is not subject to any Liens (other than the Lien of current property Taxes and assessments not in default); and none of such real properties is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments that materially and adversely affect the value thereof or that materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the Company's businesses. Except as set forth on Schedule 5.11, none of the Owned Real Property is subject to any lease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof.

     (c) All improvements on the Owned Real Property and the operations therein conducted conform to all applicable health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations (including, without limitation, the Americans with Disabilities
Act), except for possible nonconforming uses or violations that do not and will not materially interfere with the present use, operation or maintenance thereof by the Company as now used, operated or maintained or access thereto, and that do not and will not materially affect the value thereof, and the Company has not received any notice to the contrary. To the knowledge of the Company, all buildings, structures, improvements and fixtures owned, leased or used by the Company conform to all applicable codes and rules adopted by national, state and local associations and boards of insurance underwriters and the Company has not received any notice to the contrary.

     (d) The buildings, driveways and all other structures and improvements upon the Owned Real Property are all within the boundary lines of such property or have the benefit of valid, perpetual and non-terminable easements and there are no encroachments thereon that would materially affect the use thereof. To the knowledge of the Company, there are no outstanding requirements or recommendations by any insurance company that has issued a policy covering the Owned Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any such property.

     (e) The Company has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Owned Real Property.

     (f) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Owned Real Property. The Company does not have any knowledge of, and the Company has not received any notice of, any pending or contemplated (i) rezoning or condemnation proceeding affecting the Owned Real Property; (ii) special assessment against the Owned Real Property; or (iii) litigation against the Company with respect to the Owned Real Property, the use thereof, or agreements affecting the same.

     (g) To the knowledge of the Company, each parcel of real property comprising any part of the Owned Real Property, including without limitation all buildings and improvements thereon, and the present use, operation or condition thereof: (i) is assessed as one or more separate tax lots and no part of such property is part of a tax lot which includes other property which is not a part of the Owned Real Property; (ii) is not located in an area designated as a flood zone; and (iii) is not subject to any purchase option, right of first refusal or first offer or other similar right.

     (h) All brokerage commissions and other compensation and fees payable by the Company by reason of the Company's acquisition of the Owned Real Property have been paid in full.

     (i) Except for defects and deferred maintenance items which do not have a material adverse effect on the use of the Owned Real Property for the purposes for which they are currently being used in connection with the business of the Company, (x) the buildings, structures, improvements and fixtures at the Owned Real Properties are all in good operating condition and repair and are fully usable for their intended purposes in connection with the business of the Company (y) the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems in such buildings or improvements located at the Owned Real Property are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements are in good condition and free of leaks and other defects and (z) there are no physical defects or deferred maintenance items at the Owned Real Property that interfere with or impede the Company's use of the Owned Real Property in the ordinary course of its business.

     (j)   To the Company's knowledge, each parcel of the Owned
Real Property is occupied and used by the Company pursuant to and in conformity with a validly issued final certificate of occupancy which currently remains in effect. Except as set forth on Schedule 5.11, there is currently no construction or development activity at or affecting the Owned Real Property and, except as set forth on
Schedule 5.11, there has been no such activity during 1998.

     (k) Except as set forth on Schedule 5.11, each parcel of the Owned Real Property is used and occupied by the Company solely in the pursuit of its business and no portion thereof is leased or licensed to, or used or occupied by, any Person other than the Company.

     (l) True and complete copies of all existing policies of title insurance for all parcels of the Owned Real Property for which such policies exist, together with all surveys referred to in such title insurance policies or otherwise in the Company's possession, have been delivered to Parent and are identified on Schedule 5.11 hereto.

     (m) To the knowledge of the Company, access from public streets and provision for parking and loading/unloading at each parcel of the Owned Real Property conforms to all applicable legal requirements and is adequate for the conduct of the business of the Company in the normal course. To the knowledge of the Company, there is no pending or threatened governmental action to modify such access from public streets into the Owned Real Property.

     Section 5.12.  Leases.

     (a) Schedule 5.12 sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all properties in which the Company has a leasehold interest, whether as lessor or lessee (each, a "Lease" and collectively, the "Leases"; the property covered by Leases under which the Company is a lessee is referred to herein as the "Leased Real Property"). The Company has furnished true, correct and complete copies of all Leases to Parent or its representatives. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Parent or its representatives with the corresponding Lease. Except as set forth on Schedule 5.12, the transactions contemplated by this Agreement do not require the consent or approval of the other party to the Leases, nor will such transactions violate any Lease or cause the Company to be in default under any Lease.

     (b) Each Lease is in full force and effect and no Lease has been modified or amended except pursuant to an amendment referred to on Schedule 5.12. Neither the Company nor any other party to a Lease has given to the other party written notice of or has made a claim with respect to any breach or default. The Company is not in default under any Lease and, to the knowledge of the Company, no other party to a Lease is in default.

     (c) Except as set forth on Schedule 5.12, none of the Leased Real Property is subject to any sublease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof. The Company has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Leased Real Property. The Leased Real Property, all improvements thereon and thereto, and the operations therein conducted conform to all applicable health, fire, insurance, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations (including, without limitation, the Americans with Disabilities Act) except for possible nonconforming uses or violations that do not and will not materially interfere with the present use, operation or maintenance thereof by the Company as now used, operated or maintained or access thereto, and that do not and will not materially affect the value thereof, and the Company has not received any notice to the contrary.

     (d) Except for defects which do not have a material adverse effect on the use of the Leased Real Property for the purposes for which it is currently being used in connection with the business of the Company, (x) the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which the Company is responsible under the Leases in the buildings or improvements are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements for which the Company is responsible under the Leases are in good condition and free of leaks and other defects, (y) all such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Leases are in good working order and condition and free of leaks and other defects and (z) there are no other physical defects or deferred maintenance items at any Leased Real Property that interfere with or impede the Company's use of such properties in the ordinary course of its business or that the Company is obligated under any of the Leases to repair or otherwise correct.

     (e) There are no guaranties (from the Company or from other Persons) in favor of the lessors of any of the Leased Real
Property.

     (f) The Company has not sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in the Leased Real Property.

     (g) To the knowledge of the Company, access from public streets and provision for parking and loading/unloading at any Leased Real Property conforms to all applicable legal requirements and is adequate for the conduct of the business of the Company in the normal course.

     (h) Except as set forth on Schedule 5.12, to the knowledge of the Company, there is no pending or threatened: (i) condemnation of any part of the Leased Real Property by any Governmental Entity; (ii) special assessment against any part of the Leased Real Property; or (iii) litigation against the Company or any lessor for breach of any restrictive covenant affecting any part of the Leased Real Property.

     Section 5.13.  Assets of the Company.

     (a) The assets, properties and rights of the Company (i) acquired as of December 31, 1997 are set forth in the book depreciation workpapers as of December 31, 1997 and (ii) acquired since December 31, 1997 and on or prior to June 26, 1998 are listed on the capital expense rollforward ((i) and (ii) being referred to collectively as the "Fixed Asset Workpapers"), furnished to Parent constitute all of the assets and rights which are used in the operation of the businesses of the Company immediately prior to Closing and which are necessary or required for the conduct of such businesses as currently conducted. There are no material assets, properties, rights or interests of any kind or nature that the Company has been using, holding or operating in its businesses prior to the Closing that will not be used, held or owned by the Company immediately following the Closing.

     (b) The Company has good and marketable title, free and clear of any Liens, to, or a valid leasehold interest under enforceable leases in, all of the assets, properties and rights of the Company reflected in the Company's Financial Statements, except
(i) Liens for current Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; (ii) such secured indebtedness as is disclosed in the Company's Financial Statements; (iii) Liens and imperfections of title which do not individually or in the aggregate materially detract from the value, or impair the use, of the properties as currently used; (iv) inchoate mechanics and materialmen's Liens for construction in progress; (v) Liens of workmen, repairmen, warehousemen and carriers arising in the ordinary course of business which are not, either individual or in the aggregate, material in amount; and (vi) in the case of leased property, Liens arising as a result of actions or inactions of the lessor or owner of such properties unrelated to any default by the Company.

     (c) A complete and correct list and brief description of each item of Equipment and Machinery having an original purchase cost or aggregate lease cost exceeding $25,000 is included in the Fixed Asset Workpapers, other than fixed assets acquired subsequent to June 26, 1998. The Equipment and Machinery is in good operating condition and repair (normal wear and tear excepted).

     Section 5.14.  Intellectual Property; Intangible Assets.

     (a) Schedule 5.14 sets forth a complete and correct listing of all applications, registrations and patents included in the Intellectual Property. The Company owns, or has a valid license or otherwise has the right to use, in all jurisdictions in which it carries on business, all Intellectual Property without violating or conflicting with the rights of others. Except as set forth on
Schedule 5.14, all Intellectual Property is owned by the Company, free and clear of all Liens, except (i) such secured indebtedness as is disclosed in the Company's Financial Statements and (ii) in the case of licensed Intellectual Property, Liens arising as a result of actions or inactions of the licensee or owner of such Intellectual Properties unrelated to any default by the Company. There has not been communicated to the Company the threat of any claim that the holder of such Intellectual Property is in violation or infringement of any service mark, patent, trademark, trade name, trademark or trade name registration, copyright or copyright registration of any other Person. To the Company's knowledge, the consummation of the transactions contemplated by this Agreement will not prohibit the Company from using any of the Intellectual Property in a manner substantially similar to its current use of such Intellectual Property in its businesses.

     (b) Schedule 5.14 sets forth a true and complete list of all of the Intangible Assets and a summary description of each such item. There is no restriction affecting the use of any of the Intangible Assets, and no license has been granted with respect thereto. To the knowledge of the Company, each of the Intangible Assets is valid and in good standing, is not currently being challenged, is not involved in any pending or threatened administrative or judicial proceeding, and does not conflict with any rights of any other Person. The Company's rights in and to the Intangible Assets are sufficient and adequate in all material respects to permit the conduct of the businesses of the Company as now conducted and none of the products or operations of the businesses of the Company involves any infringement of any proprietary right of any other Person.

     Section 5.15. Licenses and Permits. Schedule 5.15 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Entity (the "Licenses and Permits"), and all pending applications therefor. To the knowledge of the Company, each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The
Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the businesses of the Company in the manner now conducted and, to the knowledge of the Company, none of the operations of the Company are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted. To the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in the termination or suspension of any License or Permit.

     Section 5.16. Compliance with Law. The operations of the businesses of the Company have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and its assets, properties and operations, except for possible violations which have not had and will not have a material adverse effect on the Company or its business as now conducted. The Company has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Company or any of its assets, properties or operations except for possible defaults which have not had and will not have a material adverse effect on the Company or its business as now conducted. This Section 5.16 does not apply to laws, regulations, order and other requirements relating to employee plans (which are covered by Section 5.20 hereof), labor matters (which are covered by Section 5.25 hereof) and environmental matters (which are covered by Section 5.26 hereof).

     Section 5.17. Litigation. Except as set forth on Schedule 5.17, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of the Company, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Company or, to the knowledge of the Company, any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Company, the assets, properties or rights of the Company or the transactions contemplated by this Agreement, nor is any basis known to the Company for any such action, suit, proceeding or investigation. Schedule 5.17 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Company nor its assets, properties or rights are subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect the businesses, assets, properties or rights of the Company, or that would or might materially interfere with the transactions contemplated by this Agreement.

     Section 5.18.  Contracts.

     (a) Except for employment contracts deemed to have been created by conduct, oral statements, written rules or policies or other publications, none of which were published or stated intending to create an employment contract nor, to the knowledge of the Company, has been asserted as the basis for the claimed existence of an employment contract, Schedule 5.18 sets forth a complete and correct list and, if such contract is not in writing, a summary description of all Contracts (as in effect on the date hereof). To the extent that the items listed in Schedules 5.4, 5.8, 5.10, 5.11, 5.12, 5.14 and 5.15 may be considered Contracts, such items need not be included on the list set forth on Schedule 5.18.

     (b) Each Contract is valid, binding and enforceable against the Company in accordance with its terms and is in full force and effect on the date hereof. The Company is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except in each such case possible defaults as to which the Company has no knowledge and which would not have a material adverse effect on the Company or its business as now conducted. To the knowledge of the Company, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for possible defaults which would not have a material adverse effect on the Company or its business as now conducted. The Company has delivered to Parent or its representatives true and complete originals or copies of all the Contracts.

     Section 5.19. Inventories. The inventories of the Company (including tooling, spare parts and supplies) reflected on the December 31, 1997 Balance Sheet, or acquired by the Company after the date thereof and prior to the Closing Date, are carried at not more than the lower of cost or market, and the Company has no reason to believe that such inventories include any obsolete inventory or surplus inventory for which adequate reserves have not been established on the Financial Statements. As used herein, "obsolete inventory" is inventory which, at December 31, 1997, was not usable or salable in the lawful and ordinary course of business of the Company as now conducted because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause, in each case net of reserves provided therefor on the December 31, 1997 Balance Sheet; and "surplus inventory" is inventory that, at December 31, 1997, exceeded known or anticipated requirements in the reasonable business judgment of the Company.

     Section 5.20.  Employee Plans.

     (a) Schedule 5.20(a) sets forth all pension, savings, retirement, health, insurance, severance and other employee benefit or fringe benefit plans maintained or sponsored by the Company and any trade or business (whether or not incorporated) under common control with the Company within the meaning of Sections 414(b), (c),
(m) or (o) of the Code (the "Controlled Group"), or with respect to which the Company has any responsibility or liability (collectively referred to herein as the "Plans"). Notwithstanding the foregoing, "Plans" shall not include employment related contracts deemed to have been created by conduct, oral statements, written rules or policies or other publications, none of which were published or stated intending to create an employment related contract nor, to the knowledge of the Company, has been asserted as the basis for the claimed existence of an employment related contract. With respect to the Plans, the Company and any member of the Controlled Group have delivered to Parent or its representatives current copies of:
(i) the Plan documents, and, where applicable, related trust agreements, and any related agreements which are in writing; (ii) summary Plan descriptions; (iii) the most recent Internal Revenue Service determination letter relating to each Plan for which a letter of determination was obtained; (iv) to the extent required to be filed, the most recent Annual Report (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) as filed with the Internal Revenue Service; and (v) audited financial statements, if any.

     (b) In all material respects, each Plan conforms to, and its administration is in substantial compliance with, all applicable requirements of law, including, without limitation, ERISA and the

Code and all of the Plans are in full force and effect as written, and all premiums, contributions and other payments required to be made by the Company or any member of the Controlled Group under the terms of any Plan have been made or accrued.

     (c) Each Plan maintained by the Company or any member of the Controlled Group that is intended to be qualified under Section 401(a) of the Code and each trust maintained pursuant thereto has been determined to be exempt from Federal taxation by the Internal Revenue Service and has a favorable determination letter from the Internal Revenue Service with respect to each such Plan, and, to the knowledge of the Company, nothing has occurred since the date of such letter which could adversely impact such qualification and tax exemption. No Plan maintained by the Company or any member of the Controlled Group that is an employee welfare benefit plan as defined in Section 3(1) of ERISA (the "Welfare Plan") is funded through a voluntary employees' beneficiary association as defined in Section 501(c)(9) of the Code.

     (d) Except as set forth in Schedule 5.20(d) neither the Company nor any member of the Controlled Group has maintained, contributed to or incurred any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code (a "Pension Plan") within the six-year period ending on the date of this Agreement. There is no "amount of unfunded benefit liabilities," as defined in Section 4001(a)(18) of ERISA, in any of the Pension Plans. The "benefit liabilities", as defined in Section 4001(a)(16) of ERISA, of each of the Pension Plans do not exceed the fair market value of the assets of such Pension Plan. Neither the Company nor any member of the Controlled Group has incurred any material liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA which remains unsatisfied. Neither the Company nor any member of the Controlled Group has engaged in any transaction described in
Section 4069 of ERISA.

     (e) There are no multiemployer plans (as defined in Subsection 3(37) of ERISA) ("Multiemployer Plans") to which the Company or any other member of the Controlled Group is, or has been within the six-year period ending on the date of this Agreement, required to make a contribution or other payment. Neither the Company nor any member of the Controlled Group has incurred any withdrawal liability on account of a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of such a Multiemployer Plan, in either case which remains unsatisfied.

     (f)   There has been no non-exempt prohibited transaction
(within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA) with respect to any Plan or penalty incurred with respect to any Plan under Section 502(i) of ERISA.

     (g) Except as set forth on Schedule 5.20(g), the Company does not maintain any Plan providing post-retirement benefits other than Plans qualified under Section 401(a) of the Code
("Post-Retirement Benefits").  The Company is not liable for

Post-Retirement Benefits under any plan not maintained by the Company. The Company has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 et seq. of ERISA relating to continuation coverage for group health plans.

     (h) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Plans.

     (i) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Company, threatened, against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or, to the knowledge of the Company, against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims).

     (j) The Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

     (k) There has been no mass layoff or plant closing as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law with respect to the employees of the Company which resulted in any liability of the Company which remains unsatisfied.

     (l) To the knowledge of the Company, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of events occurring subsequent to the date hereof and up to and including the Closing Date, result in (i) except as set forth on Schedule 5.20(l), any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or (ii) the Company's failing to be able to deduct for Federal income tax purposes any items on account of Section 280G of the Code.

     Section 5.21. Small Business Corporation. To the knowledge of the Company, the Company qualifies as a "small business corporation" within the meaning of Section 1361(b) of the Code, but without regard to paragraph (1)(C) thereof.

     Section 5.22. Insurance. Schedule 5.22 lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring the Company and its assets, properties and operations. The Company has furnished a true, complete and accurate copy of all such policies and bonds to Parent or its representatives. Except as set forth on Schedule 5.22, all such policies and bonds are in full force and effect. The Company shall maintain the coverage under all policies and bonds listed on
Schedule 5.22 in full force and effect through the Closing Date. To the knowledge of the Company, the Company is not in default under any provisions of any such policy of insurance nor has the Company received notice of cancellation of any such insurance. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The insurance maintained by the Company in connection with its business is adequate in accordance with industry standards and the requirements of any applicable Leases.

     Section 5.23. Transactions with Directors, Officers and Affiliates. Except as set forth on Schedule
5.23, the Company is not a party to any agreement or arrangement with any of the directors, officers or stockholders of the Company or any Affiliate or family member of any of the foregoing under which they: (i) lease any real or personal property (either to or from such Person), (ii) license technology (either to or from such Person), (iii) are obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchase products or services from such Person, (v) pay or receive commissions, rebates or other payments or (vi) provide or receive any other material benefit. The Company does not employ as an employee or engage as a consultant any family member of any of the directors, officers or stockholders of the Company. Except as set forth on
Schedule 5.23, to the knowledge of the Company, during the past three years none of the directors, officers or stockholders of the Company, or any family member of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of the Company or has competed with or been engaged in any business of the kind being conducted by the Company. No Affiliate of the Company owns or has any rights in or to any of the assets, properties or rights used by the Company in the ordinary course of its businesses.

     Section 5.24. Receivables. Except as set forth on Schedule 5.24, all notes and accounts receivable payable to or for the benefit of the Company reflected on the December 31, 1997 Balance Sheet, or acquired by the Company after the date thereof and before the Closing Date, have been collected or are (or will be) current and collectible in amounts not less than the aggregate amount thereof
(net of reserves established in accordance with prior practice) carried (or to be carried) on the books of the Company, and are not subject to any counterclaims or set-offs.

     Section 5.25.  Labor Matters.

     (a) Except as set forth on Schedule 5.25(a): (i) the Company is not a party to any outstanding employment agreements or contracts with officers or employees of the Company that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) the Company is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Company (other than as required by law); (iii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company nor does the Company know of any activities and proceedings of any labor union to organize any such employees; and (iv) the Company is not a party to any consulting agreements.

     (b) Except as set forth on Schedule 5.25(b): (i) to the knowledge of the Company, the Company is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) to the knowledge of the Company, there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB") relating to the Company; (iii) to the knowledge of the Company, there is no labor strike, material slowdown or material work stoppage or lockout pending or threatened against or affecting the Company, and the Company has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of the Company since 1995; (iv) to the knowledge of the Company, there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Company; (v) to the knowledge of the Company, there are no charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and
(vi) the Company has received no notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress.

     (c) The Company has heretofore delivered to Parent or its representative a list dated as of August 5, 1998 containing the name, position, starting employment date, current annual salary and bonus and commissions in 1997 of each current employee of the Company.

     Section 5.26.  Environmental Matters.  Except as set forth on
Schedule 5.26:

     (a) The operations of the Company are, and have been, in compliance with all applicable Environmental Laws and permits issued thereunder.

     (b) The Company does not reasonably expect that material expenditures are or will be necessary for the Company to maintain full compliance with Environmental Laws currently in effect or proposed or anticipated to be adopted.

     (c) The Company has obtained, or has made timely and complete application for or for renewal of, all permits required under Environmental Laws for the operation of the Company's business, except where the failure to do so would not have a material adverse effect on the Company or its business as now conducted.

     (d) No substance identified or regulated pursuant to any Environmental Law, including, without limitation, any hazardous substance, hazardous waste, toxic substance, pollutant, contaminant or petroleum or any fraction thereof ("Hazardous Substance"), has come to be located on, at, beneath, or near any real property currently or, to the knowledge of the Company, formerly owned, operated, leased, or used by the Company, except where the presence of such Hazardous Substance would not have a material adverse effect on the Company or its business as now conducted.

     (e) To the knowledge of the Company, no real property currently or formerly owned, operated, leased, or used by the Company contains or formerly contained any underground or aboveground storage tank, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos or urea formaldehyde insulation.

     (f) The Company has not disposed of, transported, or arranged for the disposal or transportation of any Hazardous Substance at or to any facility at which, to the knowledge of the Company, there has been a release or threatened release of a Hazardous Substance.

     (g) The Company has not received notice of, nor is there pending or, to the knowledge of the Company, threatened against the Company, any claim, investigation, order, decree or lawsuit pursuant to any Environmental Law arising out of the operation of the Company's business ("Environmental Claim").

     (h) To the knowledge of the Company, no other party with whom the Company has contracted for environmental matters is or has been the subject of any claim, action or proceeding arising out of the violation or alleged violation of any Environmental Law or the disposal, arrangement for the disposal, release or threatened release of any Hazardous Substance generated by the Company.

     (i) The Company has not, by agreement or otherwise, assumed any liability of or duty to indemnify any other party for any claim, damage or loss arising out of the use, treatment, storage or disposal of any Hazardous Substance.

     (j)   To the knowledge of the Company, no Hazardous
Substance has migrated from any real property currently or formerly owned, operated, leased or used by the Company to any other real property, nor, to the knowledge of the Company, has any Hazardous Substance migrated from any other real property onto any real property owned, operated, leased or used by the Company.

     (k) In connection with the operation of its businesses, the Company has not committed any act or omission which could reasonably be expected to give rise to liability under any Environmental Law, except for any such act or omission which would not have a material adverse effect on the Company or its business as now conducted.

     (l) There is no condition in existence on, at, beneath or near any real property owned, leased or used by the Company which could give rise to any claim against, liability of, or loss by, Parent pursuant to Environmental Laws, except for conditions which would not have a material adverse effect on the Company or its business as now conducted.

     (m)   The Company has provided Parent or its
representatives with copies of all (i) permits held by the Company pursuant to Environmental Law, (ii) notices, demands, claims or actions against the Company pursuant to Environmental Law, and (iii) reports, data or other documentation of which it has knowledge related to all investigations, audits or assessments of environmental conditions at property owned, leased or used by the Company and the Company's compliance with Environmental Law.

     Section 5.27.  Products Liability.

     (a) Except as set forth on Schedule 5.27, to the knowledge of the Company, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any products manufactured, produced, distributed or sold by or on behalf of the Company
(including any parts or components) (collectively, "Products"), or class of claims or lawsuits involving the same or similar Product which is pending or threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, "Product Liability Lawsuits"); (ii) there has not been any Occurrence (as hereinafter defined); and
(iii) there has not been, within the past 12 months, nor is there under consideration or investigation by the Company, any Product rework or retrofit (collectively, "Retrofits") conducted by or on behalf of the Company.

     (b)   For purposes of this Section 5.27, the term
"Occurrence" shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product that can reasonably be expected to result in a claim or loss.

     Section 5.28. Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders,
(b) approved the Merger in accordance with the provisions of Section
251 of the DGCL, (c) recommended the approval of this Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the Company Meeting, (d) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger and the transactions contemplated by this Agreement, and (e) adopted a resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

     Section 5.29.  MSOP   Prior to the date of this Agreement, the Company
has terminated the MSOP and has distributed all shares of Company Common Stock held in the MSOP Trust accounts to the MSOP Participants entitled thereto. The Company has received from each MSOP Participant a release, copies of which have been delivered to Parent, releasing the Company and the MSOP Administrative Committee from any liability to such MSOP Participant with respect to the MSOP.

     Section 5.30.  Accuracy of Information.  None of the
representations, warranties or statements of the Company contained in this Agreement, or in the exhibits hereto, contains any untrue statement of a material fact.

                                 ARTICLE VI.

                  REPRESENTATIONS AND WARRANTIES OF PARENT.

     Parent hereby represents and warrants to the Company as follows:

     Section 6.1. Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the Certificate of Incorporation and By-Laws of the Parent, with all amendments thereto, have been furnished to the Company or its representatives, and such copies are accurate and complete. Each Parent Subsidiary is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation except where the failure to be so organized, existing and in good standing would not have a material adverse effect on the business of Parent and its Subsidiaries considered as one enterprise.

     Section 6.2. Qualification to Do Business. Parent is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary. Each Parent Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified and in good standing would not have a material adverse effect on the business of Parent and its Subsidiaries considered as one enterprise.

     Section 6.3. Authorization and Validity of Agreement. Parent has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance of Parent's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Parent and constitutes Parent's valid and binding obligation, enforceable against Parent in accordance with its terms.

     Section 6.4. No Conflict or Violation. The execution, delivery and performance by Parent of this Agreement does not and will not
(i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Parent, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Parent is a party or by which it is bound or to which any of its properties or assets is subject, (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of Parent, or (v) result in the cancellation, modification, revocation or suspension of any license or permit material to the business of the Parent, other than, in case of (iii), (iv) and (v) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a material adverse effect on the business of Parent and its Subsidiaries considered as one enterprise, materially impair the ability of Parent to perform its obligations thereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 6.5. Consents and Approvals. The execution, delivery and performance of this Agreement by Parent does not require the consent or approval of, or filing with, any Governmental Entity or any other Person, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") and (ii) such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the business of Parent and its Subsidiaries considered as one enterprise or have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

     Section 6.6.  Confirmation of Representations and
Warranties of Merger Sub. Parent represents and warrants that each of the representations and warranties of Merger Sub contained in Article VII hereof are true and correct in all material respects.

                                 ARTICLE VII.

                REPRESENTATIONS AND WARRANTIES OF MERGER SUB.

     Merger Sub hereby represents and warrants to the Company as follows:

     Section 7.1. Corporate Organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the Certificate of Incorporation and By-Laws of Merger Sub, with all amendments thereto, have been furnished to the Company or its representatives, and such copies are accurate and complete.

     Section 7.2. Qualification to Do Business. Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

     Section 7.3. Authorization and Validity of Agreement. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Merger Sub of this Agreement and the performance by Major Sub of its obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Merger Sub and constitutes Merger Sub's valid and binding obligation, enforceable against Merger Sub in accordance with its terms.

     Section 7.4. No Conflict or Violation. The execution, delivery and performance by Merger Sub of this Agreement does not and will not violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Merger Sub and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Merger Sub is a party or by which it is bound or to which any of its properties or assets is subject.

     Section 7.5. Consents and Approvals. The execution, delivery and performance of this Agreement by Merger Sub does not require the consent or approval of, or filing with, any Governmental Entity or any other Person, except for (i) the filing of a pre-merger notification report under the HSR Act and (ii) such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Merger Sub to consummate the transactions contemplated hereby.

     Section 7.6. Capitalization of Merger Sub. The authorized stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding stock of Merger Sub is, and at the Effective Date will be, owned by Parent, and there are (i) no other shares of stock or voting securities of Merger Sub,
(ii) no securities of Merger Sub convertible into or exchangeable for shares of stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue or deliver, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to August 7, 1998 and has no, and prior to the Effective Date will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

                                ARTICLE VIII.

                       REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANY REGARDING THE ESOP

     The Company represents and warrants to Parent and Merger
Sub as follows:

     Section 8.1. ESOP Trustee. The ESOP Trustee has been properly appointed as trustee of the ESOP Trust. The Company has delivered to the ESOP Trustee complete, current and accurate copies of the ESOP plan document and the ESOP Trust Agreement. The ESOP Trustee is independent of the Company.

     Section 8.2.  Legal Counsel; Independent Financial
Advisor. The ESOP Trustee, at the expense of the Company, has retained independent legal counsel knowledgeable in matters regarding ERISA and Code fiduciary responsibilities and has retained an independent financial advisor to advise the ESOP Trustee regarding the transactions contemplated by this Agreement.

     Section 8.3. Opinion of Financial Advisor. The ESOP has received the final opinion of Parker/Hunter Incorporated, financial advisor to the ESOP Trustee, to the effect that (i) the consideration to be received by the ESOP Trust in the transaction contemplated by the Original Merger Agreement is not less than "adequate consideration," as defined in Section 3(18)(B) of ERISA and Department of Labor Proposed Regulation Section 2510.3-18(b) and
(ii) the transaction contemplated by the Original Merger Agreement is fair to the ESOP from a financial point of view.

     Section 8.4. ESOP Loans. The ESOP Trust has no outstanding indebtedness other than the ESOP Loans and the ESOP Advance.

                                 ARTICLE IX.

                          COVENANTS OF THE COMPANY.

     The Company hereby covenants as follows:

     Section 9.1.  Conduct of Business Before the Closing Date.

     (a) Without the prior written consent of Parent, between the date hereof and the Closing Date, the Company shall not, except as required or expressly contemplated by this Agreement or as required by applicable laws or regulations or orders of a Governmental Entity:

           (i) make any material change in the conduct of the businesses of the Company or enter into any transaction other than in the ordinary course of business consistent with past practices;

           (ii)  make any change in its Certificate of
   Incorporation or By-Laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for capital stock or alter in any way its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or the capitalization of the Company, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

           (iii)  make any sale, assignment, transfer,
   abandonment or other conveyance of the assets, properties or rights of the Company or any part thereof, except transactions pursuant to existing Contracts set forth in the Schedules hereto and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice;

           (iv) subject any of the assets, properties or rights of the Company, or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, have a material adverse effect on the Company;

           (v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company or declare, set aside or pay any dividends or other distribution in respect of such shares;

           (vi)  acquire any assets, raw materials or
   properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practice;

           (vii) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice; provided that, other than with respect to ESOP and MSOP contributions approved at the April 7, 1998 meeting of the Company's Board of Directors (in the amount of $1,593,000 with respect to the ESOP and $50,000 with respect to the MSOP), the immediately preceding exception shall not apply to the ESOP, the ESOP Trust Agreement, the MSOP or the MSOP Trust Agreement;

   and further provided that this Section 9.1(a)(vii) shall not apply to any payment subject to the provisions of Section 14.3.

           (viii)  make or commit to make any capital
   expenditure in excess of $100,000 except with respect to prior commitments and except in the ordinary course of business consistent with past practice;

           (ix) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

           (x) fail to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;

           (xi) take any other action that would cause any of the representations and warranties made by the Company in this Agreement not to remain true and correct;

           (xii) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write down the value of any inventory or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

           (xiii) make, change or revoke any election or method of accounting with respect to Taxes affecting or relating to the Company;

           (xiv) enter into any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company;

           (xv)  settle, release or forgive any claim or
   litigation or waive any right thereto;

           (xvi) except in the ordinary course of business consistent with past practice and except for any Contract subject to the provisions of Section 14.3, make, enter into, modify, amend in any material respect or terminate any Contract, bid or expenditure, where such Contract, bid or expenditure is for (A) a Contract entailing payments in excess of $50,000 or (B) a Contract having a term in excess of six months;

           (xvii) cause or allow the ESOP Trust to incur any indebtedness other than the ESOP Loans and the ESOP Advance, including for this purpose causing or allowing the ESOP Trust to draw any additional funds pursuant to the ESOP Loan
   Agreement; or

           (xviii)  commit to do any of the foregoing.

     (b)   From and after the date hereof and until the Closing
Date, the Company shall:

           (i) continue to maintain, in all material respects, the assets, properties, rights and operations of the Company in accordance with present practice in a condition suitable for their current use;

           (ii) file, when due or required, all Tax Returns and other reports required to be filed and pay when due all Taxes lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

           (iii) continue to conduct the businesses of the Company in the ordinary course consistent with past practice;

           (iv) keep its books of account, files and records in the ordinary course and in accordance with existing practice;
   and

           (v) use commercially reasonable efforts to preserve intact the operations, organization and reputation of the Company, keep available the services of the Company's present officers and key employees and preserve the goodwill and business relationships of the suppliers and customers of the Company.

     Section 9.2. Consents and Approvals. The Company shall (a) use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by the Company of this Agreement, and (b) diligently assist and cooperate with Parent and Merger Sub in preparing and filing all documents required to be submitted by Parent and Merger Sub to any Governmental Entities, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by Parent and Merger Sub in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Parent and Merger Sub all information concerning the Company that counsel to Parent reasonably determines is required to be included in such documents or could reasonably be expected to be helpful in obtaining any such required consent, waiver, authorization or approval).

     Section 9.3. Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article XV hereof, the Company shall not, and shall not permit or cause any of the officers and directors of the Company, or any Persons acting on behalf of the Company to, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than Parent or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving the Company or any other transaction inconsistent with the transactions contemplated hereby. The Company shall promptly communicate to Parent any inquiries or communications concerning any such transaction which the Company may receive or of which the Company may become aware.

     Section 9.4. Best Efforts. Upon the terms and subject to the conditions of this Agreement, the Company shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner reasonably practicable the transactions contemplated hereby.

     Section 9.5. Notice of Breach. Through the Closing Date, the Company shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

     Section 9.6. ESOP Voting Procedures. The Company shall ensure that the procedures used by the ESOP Trustee to solicit voting instructions from ESOP Participants in connection with approving the Merger comply with the requirements of ERISA and the guidelines established by the Department of Labor for participant pass-through votes, including but not limited to the requirements that (i) the voting instructions of individual ESOP Participants not be disclosed to the Company or any officer, director or employee thereof, (ii) ESOP Participants receive full and accurate information regarding the Merger, including a copy of the Proxy Statement, (iii) any misinformation regarding the Merger which to the knowledge of the Company is disseminated to the ESOP Participants is promptly corrected and (iv) the ESOP Participants not be subject to undue influence.

     Section 9.7. Small Business Corporation. The Company shall take no action which could cause it to cease to qualify as a "small business corporation" within the meaning of Section 1361(b) of the Code, but without regard to paragraph (1)(C) thereof.

     Section 9.8. Directors. From and after the date hereof, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company (the "Board of Directors") as will give Parent representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Parent or any Affiliate of Parent bears to the number of shares of Company Common Stock outstanding. At such time, the Company will also cause each committee of the Board of Directors to include persons designated by Parent constituting the same percentage of each such committee or board as Parent's designees are of the Board of Directors. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors in accordance with the terms of this Section 9.8 and shall cause Parent's designees to be so elected; provided, however, that, in the event that Parent's designees are appointed or elected to the Board of Directors, until the Effective Date the Board of Directors shall have at least one director who is a director of the Company on the date hereof and who is neither an officer of the Company nor a designee, stockholder or Affiliate of Parent (one or more of such directors, the "Independent Directors"); provided, further, that an Independent Director may be removed from the Board of Directors only by the affirmative vote of a majority of the Independent Directors; and provided, further, that if no Independent Directors remain, the other directors shall designate one Person to fill one of the vacancies who shall not be either an officer of the Company or a designee, stockholder or Affiliate of Parent, and such Person shall be deemed to be an Independent Director for purposes of this Agreement.
Notwithstanding anything in this Agreement to the contrary, prior to the Effective Date, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's obligations hereunder or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors.

                                 ARTICLE X.

                   COVENANTS OF THE PARENT AND MERGER SUB.

     Section 10.1. Actions Before Effective Date. Neither Parent nor Merger Sub shall take any action which shall cause it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement. Each of Parent and Merger Sub shall use commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by it under this Agreement as soon as possible, but in no event later than the Closing Date.

     Section 10.2. Consents and Approvals. Each of Parent and Merger Sub shall use commercially reasonable efforts to obtain all consents and approvals of third parties required to be obtained by it to effect the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, in connection with any filing or submission or other action required to be made or taken by any party to this Agreement to effect the Merger and the transactions contemplated hereby, the Company shall not without the prior written consent of Parent commit to any divestiture transaction and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, limits in any material respect its freedom of action with respect to, or its ability to retain, the Company or any material portion of the assets of the Company.

     Section 10.3. Repayment of ESOP Advance; Termination of the ESOP.

     (a)   As soon as practicable following
the Closing, the ESOP Trust shall repay to the Surviving Corporation from the amount received by the ESOP Trust pursuant to Section
4.1(b) the $950,000 advance made by the Company to the ESOP Trust in July 1998 (the "ESOP Advance").

     (b) No later than sixty days following the Closing, the Surviving Corporation shall terminate the ESOP. As soon as practicable following such termination, the Surviving Corporation shall cause the ESOP Trust to prepay the ESOP Loans in full from the amount received by the ESOP Trust pursuant to Section 4.1(b), including any accrued interest, prepayment penalties and other fees and payments required to be paid to the ESOP Lender in connection therewith. The Surviving Corporation shall cause any assets remaining in the Loan Suspense Account after such prepayment to be allocated to the ESOP accounts of those Persons who were ESOP Participants on the Closing Date, based on the relative ESOP account balances of such ESOP Participants as of the Closing Date. The Surviving Corporation's obligation to cause those actions described in this Section 10.3 is subject to (i) the requirements of ERISA and the Code, (ii) obtaining any necessary consents from the ESOP Lender and (iii) the agreement of the ESOP Trustee, to the extent necessary. If one or more of such actions cannot occur because of the limitations described in the preceding sentence, the Surviving Corporation shall cause to be taken such actions which may be taken which as closely as possible accomplish the purpose and intent of this Section 10.3. Promptly following the termination of the ESOP, the Surviving Corporation shall submit the ESOP to the appropriate District Director of the Internal Revenue Service, seeking a determination letter to the effect that the termination of the ESOP does not adversely effect its tax qualification and tax exemption under Sections 401(a) and 501(a) of the Code, respectively. Within sixty days following its receipt of such determination letter, the Surviving Corporation shall provide distribution election forms to the ESOP Participants, and promptly thereafter distribute the assets of the ESOP, or take other appropriate actions, in accordance with such elections.

     Section 10.4. Benefits to Company Employees. Parent shall or shall cause the Surviving Corporation to take the following action with respect to each Company employee (other than any Person listed on Schedule 14.3) employed in Greensboro, North Carolina or as President of the Line Set Division or as President of the Mill Division on the Closing Date: offer a comparable position at their current employment location at a comparable base rate of pay. For any employee who accepts such employment and who is subsequently terminated, the Surviving Corporation agrees to pay to such employee severance benefits at least equal to the severance benefits that the employee would have received under the existing severance policy of the Company attached hereto as Schedule 10.4. Nothing in this
Section 10.4 shall be construed as creating any employment contract between any employee of the Company and Parent or the Surviving Corporation or to diminish or restrict in any way Parent's or the Surviving Corporation's right to terminate without the payment of severance benefits any employee for poor job performance, unexcused absences or other good cause. Parent will recognize the time of service of the Company's employees with respect to the granting of and eligibility for Parent benefits.

     Section 10.5.  Voting of Company Common Stock.  Parent and
Merger Sub agree as follows:

     (a) Prior to the Effective Date, and except as contemplated hereby or except with the prior written consent of the Company, Merger Sub will not (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Merger Sub-Owned Shares, or any shares of Company Common Stock acquired by Merger Sub after the date hereof, or any interest in any of the foregoing, (ii) grant any proxies or powers of attorney, deposit of shares into a voting trust or enter into a voting agreement with respect to any shares of Company Common Stock or (iii) consent or otherwise agree to any amendment, waiver or other modification of the Certificate of Incorporation or By-Laws of the Company;

     (b) Without the prior written consent of the Company, Merger Sub will not take any action to impede, interfere with, delay or postpone the Company Meeting;

     (c) At the Company Meeting or at any other meeting of the holders of shares of Company Common Stock prior to the Effective Date, however called, or in connection with any solicitation of written consents of the holders of shares of Company Common Stock, Merger Sub shall vote (or cause to be voted) or act by written consent with respect to the Merger Sub-Owned Shares (i) in favor of adoption and approval of this Agreement and the Merger and the approval of the terms hereof and each of the other actions contemplated by this Agreement; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent, Merger Sub or the Company contained in this Agreement; and (iii) against any action, agreement or transaction (other than this Agreement or the transactions contemplated hereby) that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially adversely affect the Merger or this Agreement. Merger Sub shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with clauses (i), (ii) or
(iii) of the preceding sentence.

                                 ARTICLE XI.

                     ADDITIONAL COVENANTS OF THE PARTIES.

     Section 11.1. Assistance in Consummation of the Merger. Each of Parent, Merger Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. Parent shall cause Merger Sub to perform all of its obligations in connection with this Agreement. Parent, as the sole stockholder of Merger Sub, shall approve, and hereby approves, this Agreement and the Merger.

     Section 11.2. Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare and mail to holders of Company Common Stock a proxy statement (the "Proxy
Statement") in connection with the meeting of the holders of Company Common Stock to consider the adoption of this Agreement pursuant to
Section 251 of the DGCL (the "Company Meeting").  The Company and
Parent each agrees, as to itself and, in the case of Parent, its Subsidiaries, that to their respective knowledge, none of the information supplied or to be supplied by it or, in the case of Parent, its Subsidiaries for inclusion in the Proxy Statement will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 11.3. Company Meeting. As promptly as practicable after mailing of the Proxy Statement, the Company will take, in accordance with its Certificate of Incorporation and By-Laws, all action necessary to convene the Company Meeting to consider and vote upon the approval of this Agreement, the Merger and the transactions contemplated hereby and the Company's board of directors will recommend such approval by the holders of Company Common Stock, will not withdraw or modify such recommendation and shall use all commercially reasonably efforts to solicit such approval.

     Section 11.4. Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes (including, without limitation, any New York State Real Estate Transfer Tax) and any other fees and similar taxes which become payable in connection with the Merger.

     Section 11.5.  Indemnification; Directors' and Officers'
Insurance.

     (a) From and after the Effective Date, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof, an officer or director of the Company or an employee or director of the Company who acts as a fiduciary under the MSOP, ESOP or any other qualified benefit plan of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities, fines, penalties or judgments or amounts that are paid in settlement with the approval of the indemnifying party
(which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or such employee of the Company whether pertaining to any matter of fact existing or occurring at or prior to the Effective Date ("Indemnified Liabilities"), including all
Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent permitted under applicable law (and Parent and the Surviving
Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Date), (i) the Indemnified Parties may retain counsel (which shall be reasonably acceptable to Parent) and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Parent and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 11.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify
Parent and the Surviving Corporation, but the failure so to notify shall not relieve a party from any liability that it may have under this Section 11.5, except to the extent such failure materially prejudices such party. The Indemnified Parties as a group my retain only one law firm to represent them with respect to each such matter in each applicable jurisdiction unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.
Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified
Parties (including in the Certificate of Incorporation or Bylaws of the Company) with respect to matters occurring through the Effective
Date, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.
Parent shall cause the provisions providing for the exculpation of directors and officers liability and indemnification contained in the Certificate of Incorporation of the Surviving Corporation to be substantively the same as the provisions providing for the exculpation of directors and officers liabilities and indemnification contained in the Certificate of Incorporation of the Company in effect immediately prior to the Effective Date. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation or Bylaws of the Company, under the DGCL or otherwise. The provisions of this Section 11.5 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     (b) For a period of six years after the Effective Date, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent my substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Date; provided, however, that Parent shall not be required to pay an annual premium for such insurance in excess of (i) 250% of the last annual premium paid by the Company prior to the date hereof, for each of the first three annual premiums, and (ii) 200% of the last annual premium paid by the Company prior to the date hereof, thereafter; provided, further, that in the event such maximum amounts are applicable, Parent shall purchase as much coverage as possible for such amount.

     (c) Parent shall reimburse an Indemnified Party for reasonable legal expenses actually incurred by such Indemnified Party in enforcing the provisions of this Section 11.5 if such Indemnified Party is ultimately determined to be the prevailing party in a final adjudication by a court from which there is no further right of appeal (or any such right of appeal has expired).

     Section 11.6.  Access to Properties and Records;
Confidentiality.

     (a) The Company shall afford to Parent, and to the accountants, counsel and representatives of Parent, full access during normal business hours through the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article XV) to all properties, books, Contracts, commitments and files and records (including, but not limited to, Tax Returns and correspondence with accountants) of the Company and, during such period, shall furnish promptly to Parent all other information concerning the Company and its properties and personnel as Parent may reasonably request, provided that no investigation or receipt of information pursuant to this Section 11.6 shall qualify any representation or warranty of the Company or the conditions or the obligations of Parent and Merger Sub. The Company also shall afford to Parent full access to all assets and operations of the Company throughout the period prior to the Closing Date.

     (b) Parent shall cause its officers, employees and other representatives to hold in confidence all confidential information obtained under (a) above, other than any information (i) that is or becomes publicly known to Parent or such Persons otherwise than in violation of this Agreement, (ii) known to the party to whom disclosed prior to such disclosure, or disclosed to such party by a third party not under an obligation of confidentiality to the Party to this Agreement disclosing the same, (iii) developed by the party to whom disclosed independently of the information so disclosed, or
(iv) required to be disclosed by law. Parent shall not (and shall insure that such other Persons do not), without the prior written consent of the Company use such information other than in connection with this Agreement and the Merger or disclose such information to others. To the extent that any such confidential information relates to the customers of the Company, such information shall not be disclosed, directly or indirectly, to any employee of Parent who is directly, or indirectly, involved in selling to or setting prices for the sale to customers in competing transactions.

     (c) If this Agreement is terminated, Parent shall, and each shall cause its representatives to, promptly return or cause to be destroyed all copies of confidential information furnished to it and its representatives and all notes and summaries of the confidential information.

                                 ARTICLE XII.

                              MUTUAL CONDITIONS

     The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

     Section 12.1. Stockholder Approval. The Merger and the transactions contemplated hereby shall have been duly approved by holders of the Company Common Stock, in accordance with applicable law and the Company's Certificate of Incorporation and By-Laws, constituting a majority of the outstanding shares of Company Common Stock.

     Section 12.2. HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

                                ARTICLE XIII.

             CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY.

     The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

     Section 13.1. Representations and Warranties of Parent and Merger Sub. All representations and warranties made by Parent and Merger Sub in this Agreement shall have been true and correct when made, and the Company shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of Parent and Merger Sub.

     Section 13.2. Performance of the Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed all obligations required under this Agreement to be performed by Parent and Merger Sub on or before the Closing Date, and the Company shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of Parent and Merger Sub.

     Section 13.3. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any

Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to the Company.

     Section 13.4. Opinion of Counsel. The Company shall have received an opinion, dated as of the Closing Date, from Parent's general counsel, covering the matters set forth on Exhibit A, subject to customary qualifications, limitations and qualifications for opinions given in transactions of the kind contemplated hereby.

     Section 13.5. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Parent and Merger Sub under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Parent and Merger Sub in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel to Company.

                                ARTICLE XIV.

        CONDITIONS PRECEDENT TO PERFORMANCE BY PARENT AND MERGER SUB.

     The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Parent and Merger Sub in their sole discretion:

     Section 14.1.  Representations and Warranties of the
Company. All representations and warranties made by the Company in this Agreement shall have been true and correct when made, and Parent shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of the Company.

     Section 14.2.  Performance of the Obligations of the
Company. The Company shall have performed all obligations required under this Agreement to be performed by it on or before the Closing Date, and Parent shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of the Company.

     Section 14.3. Company Payments. The Company shall have (i) paid any and all payments required to be made by the Company to its and the ESOP's and MSOP's accountants, attorneys and financial advisors for all services rendered, and expenses advanced, in connection with the Merger and (ii) received a release from each of the executives and present and former employees of the Company listed on Schedule
14.3 of all claims against the Company (such release to be in form and substance reasonably acceptable to Parent) prior to the payment to any such Person of any and all payments required to be made by the Company to such Person by reason, or as a result of, the Merger, in the amounts set forth next to such Person's name on Schedule
14.3.

     Section 14.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Company shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in either such case has a reasonable likelihood of success in the opinion of counsel to Parent.

     Section 14.5. Opinion of Counsel. Parent shall have received an opinion, dated as of the Closing Date, from Amos, Jeffries &
Robinson L.L.P., covering the matters set forth on Exhibit B, subject to customary qualifications, limitations and qualifications for opinions given in transactions of the kind contemplated hereby.

     Section 14.6. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Company under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Company in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel to Parent.

                                 ARTICLE XV.

                                TERMINATION.

     Section 15.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

     (a) By mutual consent of the board of directors of the Company and the board of directors of Parent;

     (b) By the Company or Parent if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or
(ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal; or

     (c) By the Company or Parent if the Closing shall not have been consummated by December 23, 1998.

     Section 15.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 15.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Merger Sub, or their respective officers, directors, stockholders, partners, option holders or other Persons under their control, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Articles XV, XVI and XVII hereof shall remain in full force and effect and survive any termination of this Agreement.

                                 ARTICLE XVI.

                                  SURVIVAL.

     Section 16.1. Survival of Representations and Warranties. No representations or warranties contained in this Agreement shall survive the Effective Date. The covenants made by the parties in this Agreement with respect to action to be taken or omitted after the Closing Date shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

                                ARTICLE XVII.

                                MISCELLANEOUS.

     Section 17.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     Section 17.2. Governing Law, Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of Delaware or the United States of America for the District of Delaware.

     Section 17.3. Expenses. All the fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, expenses and costs.

     Section 17.4. Broker's and Finder's Fees. Parent represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement. The Company represents and warrants that neither the Company nor the ESOP Trustee has dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement.

     Section 17.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect so long as, and only so long as, the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto or to the stockholders of the Company or Parent. Upon a determination that any provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     Section 17.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal
Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company:

                      Halstead Industries, Inc.
                      300 North Greene Street
                      Suite 1700
                      Greensboro, North Carolina  27401
                      Attn:  Michael E. Stoll
                      Telecopy:  (336) 274-5619

Copy to:

                      Amos, Jeffries & Robinson, L.L.P.
                      230 North Elm Street
                      Greensboro, North Carolina 27401
                      Attn:  Jerry W. Amos, Esq.
                      Telecopy:  (336) 273-2435

If to Parent or Merger Sub:

                      Mueller Industries
                      6799 Great Oaks Road, Suite 200
                      Memphis, Tennessee  38138
                      Attn:  William H. Hensley, Esq.
                      Telecopy:  (901) 753-3251

Copy to:

                      Willkie Farr & Gallagher
                      787 Seventh Avenue
                      New York, New York  10019
                      Attn:  Neil Novikoff, Esq.
                      Telecopy:  (212) 728-8111

     Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

     Section 17.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     Section 17.8. Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable efforts to advise the other party prior to making the disclosure).

     Section 17.9. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

     Section 17.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns; provided, however, that the members of the Board of Directors at the time of the execution of this Agreement shall have the right to enforce the provisions of Sections 9.8 and 10.5 of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. Except as set forth in this Section 17.10 and except as set forth in Section 11.5, no provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

     Section 17.11. Scheduled Disclosures. Unless otherwise provided in this Agreement, disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto.

     Section 17.12.  Section and Paragraph Headings.  The
section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 17.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                MUELLER INDUSTRIES, INC.
                                By:/s/ William H. Hensley
                                       William H. Hensley
                                       Vice President, General Counsel and
                                       Secretary

                                MUELLER ACQUISITION CORP.
                                By:/s/ William H. Hensley
                                       William H. Hensley
                                       President

                                HALSTEAD INDUSTRIES, INC.
                                By:/s/ William B. Halstead
                                       William B. Halstead
                                       Chief Executive Officer and
                                       Chairman of the Board

                                                                 Exhibit A

                [Form of Opinion of Parent's General Counsel]

     [Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement and Plan of Merger]

     1. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and wherein the failure to be so qualified and in good standing would not have a material adverse effect on Parent and its subsidiaries considered as one enterprise.

     2. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into the Agreement and Plan of Merger and to carry out its obligations thereunder. The execution and delivery by Parent and Merger Sub of the Agreement and Plan of Merger and the performance of the obligations of Parent and Merger Sub thereunder have been duly authorized by all necessary corporate action by the Board of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize such execution, delivery and performance. The Agreement and Plan of Merger has been duly executed by Parent and Merger Sub and constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms.

     3. The execution, delivery and performance by Parent and Merger Sub of the Agreement and Plan of Merger do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Parent or Merger Sub,
(ii) to the knowledge of such counsel, violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument known to such counsel to which Parent or Merger Sub is a party or by which it is bound or to which any of its properties or assets is subject, (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of Parent or Merger Sub, or (v) result in the cancellation, modification, revocation or suspension of any license or permit material to the business of the Parent, other than, in case of (iii), (iv) and (v) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a material adverse effect on the business of Parent and its Subsidiaries considered as one enterprise, materially impair the ability of Parent to perform its obligations thereunder or prevent the consummation of any of the transactions contemplated by the Agreement and Plan of Merger.

     4. The execution and delivery of the Agreement and Plan of Merger by Parent and Merger Sub and the performance by Parent and Merger Sub of their obligations thereunder do not require any consents, waivers, authorizations or approvals of any Governmental Entity, or of any other Person, or declarations to or filings or registrations with any such Governmental Entity, except such consents, waivers, authorizations, approvals, filings, declarations, filings or registrations (i) as have been duly obtained or made, as applicable, and are in full force and effect or (ii) of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by Agreement and Plan of Merger.

                                                                 Exhibit B

                 [Form of Opinion to Counsel to the Company]

     [Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement and Plan of Merger]

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in those jurisdictions listed on Schedule 5.2 to the Agreement and Plan of Merger, which are the only jurisdictions in which the character of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary and wherein the failure to be so qualified and in good standing would not have a material adverse effect on the Company.

     2. The Company has all requisite corporate power and authority to enter into the Agreement and Plan of Merger and to carry out its obligations thereunder. The execution and delivery of the Agreement and Plan of Merger and the performance of the Company's obligations thereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize such execution, delivery and performance. The Agreement and Plan of Merger has been duly executed by the Company and constitutes the Company's valid and binding obligation, enforceable against the Company in accordance with its terms.

     3. The consummation by the Company of the Merger and the other transactions contemplated by the Agreement and Plan of Merger will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) to the knowledge of such counsel, violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject,
(iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Company, or (v) result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits, other than, in the case of (iii),
(iv) and (v) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a material adverse effect on the Company or its business as now conducted, materially impair the ability of the Company to perform its obligations thereunder or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Agreement and Plan of Merger.

     4. The execution and delivery of the Agreement and Plan of Merger by the Company and the performance by the Company of its obligations thereunder do not require any consents, waivers, authorizations or approvals of any Governmental Entity, or, to the knowledge of such counsel, of any other Person, or declarations to or filings or registrations with any such Governmental Entity, except such consents, waivers, authorizations, approvals, filings, declarations, filings or registrations (i) as have been duly obtained or made, as applicable, and are in full force and effect or (ii) of which the failure to obtain or make would not have a material adverse effect on the Company or its business as now conducted or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Agreement and Plan of Merger.

     5. The authorized capital stock of the Company consists of 12,000 shares of Company Common Stock, of which 10,970 shares are issued (7,461 shares of Company Common Stock are held as treasury stock and 3,509 shares of Company Common Stock are outstanding). To the knowledge of such counsel: (i) except as set forth above or on Schedule 5.5 to the Agreement and Plan of Merger, no shares of Company Common Stock are outstanding; (ii) the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock; and (iii) the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

     6. Except as set forth on Schedule 5.17 to the Agreement and Plan of Merger, to the knowledge of such counsel, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Company or any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Company, the assets, properties or rights of the Company or the transactions contemplated by the Agreement and Plan of Merger.